Exhibit 1.1

Execution Version

ACCESS MIDSTREAM PARTNERS, L.P.

ACMP FINANCE CORP.

$750,000,000 4.875% SENIOR NOTES DUE 2024

UNDERWRITING AGREEMENT

March 4, 2014

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

As Representatives of the several

        Underwriters named in Schedule I attached hereto

c/o Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, North Carolina 28202

Ladies and Gentlemen:

Access Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), and ACMP Finance Corp., a Delaware corporation (“Finance Corp” and, together with the Partnership, the “Issuers”), agree with several underwriters named in Schedule I hereto (the “Underwriters”), for whom Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc. and RBC Capital Markets, LLC are acting as the representatives (the “Representatives”), subject to the terms and conditions stated herein, to issue and sell to the Underwriters $750,000,000 principal amount of the Issuers’ 4.875% Senior Notes due 2024 (the “Notes”) to be issued under an indenture, dated as of December 19, 2012 (the “Base Indenture”), among the Issuers, the Guarantors named therein (the “Original Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture, to be dated the Closing Date (as hereinafter defined) among the Issuers, the Guarantors (as hereinafter defined) and the Trustee (together with the Base Indenture, the “Indenture”), establishing the forms and terms of the Securities (as defined below). The Notes will be unconditionally guaranteed as to the payment of principal and interest (such guarantees, the “Guarantees” and, together with the Notes, the “Securities”) by each of the entities identified as the Guarantors on Schedule II (collectively, the “Guarantors”).

Access Midstream Partners GP, L.L.C., a Delaware limited liability company, serves as the general partner of the Partnership (the “General Partner”). The General Partner, the Issuers and the Guarantors are collectively called the “Partnership Parties.”

This underwriting agreement (the “Agreement”), the Securities and the Indenture, are referred to collectively herein as the “Operative Agreements.”

This is to confirm the agreement among the Partnership Parties and the Underwriters concerning the purchase of the Securities by the Underwriters.

The Partnership Parties and the Underwriters agree as follows:

1. Sale and Purchase. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Issuers agree to issue and sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Issuers, at a purchase price of 99% of the principal amount of the Notes plus accrued interest from March 7, 2014 to the Closing Date, the respective principal amounts of such Securities set forth opposite the names of the several Underwriters in Schedule I hereto.

2. Payment and Delivery. The Securities will be delivered to the Trustee as custodian for The Depository Trust Company (“DTC”) against payment made by or on behalf of the Underwriters to an account or accounts designated by the Partnership in Federal (same day) funds by wire transfer. The Notes will be evidenced by one or more global securities in definitive form, and will be registered in the name of Cede & Co. as nominee of DTC. Delivery of and payment for the Securities shall be made at the offices of Latham & Watkins LLP, 811 Main Street, Houston, Texas 77002, or by electronic communication if agreed to by the parties, at 9:00 a.m. New York City time, on March 7, 2014, or such other time not later than seven full business days thereafter or place as may be agreed to by the Issuers and the Representatives, such time being herein referred to as the “Closing Date.”

3. Representations and Warranties of the Partnership Parties. The Partnership Parties, jointly and severally, represent and warrant to, and agree with, each of the Underwriters that:

(a) Registration. The Partnership meets the requirements for use of Form S-3 under the Securities Act of 1933, as amended (including the rules and regulations of the Securities and Exchange Commission thereunder, the “Securities Act”), and has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-185398), including a related Base Prospectus, for registration under the Securities Act of the offering and sale of the Securities. Such Registration Statement, including any amendments thereto filed prior to the Applicable Time, each in the form heretofore delivered to you for each of the other Underwriters, became effective upon filing. The Partnership has filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Registration Statement, at the Applicable Time, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Applicable Time. For purposes of this Agreement:

(i) “Applicable Time” shall mean 3:10 p.m. (New York City time) on March 4, 2014;

(ii) “Base Prospectus” shall mean the base prospectus referred to in paragraph 3(a) above contained in the Registration Statement at the Applicable Time;

(iii) “Effective Date” shall mean each date and time that the various parts of the Registration Statement, any post-effective amendment or amendments thereto became or becomes effective;

(iv) “Free Writing Prospectus” has the meaning set forth in Rule 405 under the Securities Act, and any “issuer free writing prospectus” as defined in Rule 433 under the Securities Act relating to the Securities is hereinafter called an “Issuer Free Writing Prospectus;”

(v) “Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus which is used in connection with the offering of the Securities prior to the filing of the Prospectus, together with the Base Prospectus;

(vi) “Pricing Prospectus” shall mean the Preliminary Prospectus dated March 4, 2014 relating to the Securities that was included in the Registration Statement or filed pursuant to Rule 424(b) most recently prior to the Applicable Time;

(vii) “Pricing Disclosure Package” shall mean the Pricing Prospectus, as supplemented by those Issuer Free Writing Prospectuses and the other information and documents, if any, listed in Schedule III hereto;

(viii) “Prospectus” shall mean the final prospectus supplement relating to the Securities that was first filed pursuant to Rule 424(b) after the Applicable Time, together with the Base Prospectus; and

(ix) “Registration Statement” shall mean the registration statement referred to in paragraph 3(a) above, including exhibits and financial statements, and any base prospectus and any prospectus supplement relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended at the Applicable Time and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date, shall also mean such registration statement as so amended by such amendment.

Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein which were filed by the Partnership under the Securities Exchange Act of 1934, as amended (collectively with the rules and regulations thereunder, the “Exchange Act”).

(b) No Stop Order. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto, if any, has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Partnership Parties, threatened by the Commission. No order preventing or suspending the use of any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the Partnership Parties, threatened by the Commission.

(c) No Material Misstatements or Omissions in Registration Statement. The Registration Statement conforms, and any further amendments or supplements to the Registration Statement will conform, in all material respects to the applicable requirements of the Securities Act and the Trust Indenture Act of 1939, as amended (the “1939 Act”) and did not, as of the applicable Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that no representation or warranty is made as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the 1939 Act of the Trustee or (ii) the information contained or included in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Partnership through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 10.

(d) No Material Misstatements or Omissions in Prospectus. The Prospectus will conform, when filed with the Commission under Rule 424(b), in all material respects to the applicable requirements of the Securities Act and the 1939 Act, and will not, as of its date and on the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained or included in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Issuers through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 10.

(e) No Material Misstatements or Omissions in Pricing Disclosure Package. The Pricing Prospectus, when filed with the Commission, conformed in all material respects to the applicable requirements of the Securities Act. Each Issuer Free Writing Prospectus conformed or will conform in all material respects to the applicable requirements of the Securities Act on the date of first use. The Pricing Disclosure Package, as of the Applicable Time, did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each Issuer Free Writing Prospectus, as of its time of first use, when considered together with the remainder of the Pricing Disclosure Package, did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus does not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus; provided that no representation or warranty is made as to information included in or omitted from the Pricing Disclosure Package in reliance upon and in conformity with written information furnished to the Issuers through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 10.

(f) Well-Known Seasoned Issuer. (i) At the time of filing of the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time of the Issuers or any person acting on their behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (iv) at the Applicable Time (with such date being used as the determination date for purposes of this clause (iv)), the Partnership was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. The Partnership agrees to pay the fees required by the Commission relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(g) Issuers Not “Ineligible Issuers.” Neither of the Issuers was at the time of initial filing of the Registration Statement, is not on the date hereof and will not be on the Closing Date an “ineligible issuer” (as defined in Rule 405 under the Securities Act).

(h) Forward-Looking and Supporting Information. Each of the statements made by the Partnership in the Registration Statement and the Pricing Disclosure Package and to be made in the Prospectus (and any supplements thereto) within the coverage of Rule 175(b) under the Securities Act was made or will be made with a reasonable basis and in good faith.

(i) Incorporated Documents. The documents incorporated by reference in the Prospectus at the time they were or hereafter are filed with the Commission (collectively, the “Incorporated Documents”) complied and will comply in all material respects with the requirements of the Exchange Act.

(j) Formation, Due Qualification and Authority. Each of the Partnership Parties has been duly formed and is validly existing as a corporation, limited partnership or limited liability company, as the case may be, in good standing under the laws of its jurisdiction of incorporation, organization or formation, as the case may be. Each of the Partnership Parties is duly registered or qualified to do business and is in good standing as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such registration or qualification, except where the failure so to register or qualify would not reasonably be expected to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Partnership Parties taken as a whole (a “Material Adverse Effect”). Each of the Partnership Parties has all requisite power and authority necessary to own or lease its properties and to conduct its business as currently conducted and to enter into and perform its obligations under the Operative Agreements to which it is a party, in each case in all material respects as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(k) Power and Authority to Act as the Manager. The OLLC (as defined in Schedule II hereto) has full limited liability company power and authority to act as the manager of each of the Guarantors, in each case in all material respects as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(l) Power and Authority to Act as a General Partner. The General Partner has full limited liability company power and authority to act as the general partner of the Partnership in all material respects as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(m) Ownership of the General Partner Interest and the Incentive Distribution Rights in the Partnership. The General Partner is the sole general partner of the Partnership and owns a 2.0% general partner interest in the Partnership (the “GP Interest”) and all of the Incentive Distribution Rights (as defined in the Partnership Agreement, defined below); the GP Interest and the Incentive Distribution Rights have been duly authorized and validly issued in accordance with the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), and, in the case of the Incentive Distribution Rights, are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)); and the General Partner owns such GP Interest and Incentive Distribution Rights free and clear of all liens, encumbrances, security interests, charges or claims (“Liens”).

(n) Capitalization of the Partnership. The issued and outstanding partnership interests of the Partnership consists of 189,131,773 Common Units, 12,553,322 Class B Units, the GP Interest and the Incentive Distribution Rights. All outstanding Common Units and Class B Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(o) Ownership of Finance Corp. The Partnership owns, directly or indirectly, 100% of the issued shares of capital stock in Finance Corp; such shares of capital stock have been duly authorized and validly issued in accordance with the certificate of incorporation and bylaws of Finance Corp and are fully paid and nonassessable; and the Partnership owns such shares free and clear of all Liens, except for those Liens securing obligations under the Partnership’s Second Amended and Restated Credit Agreement.

(p) Ownership of the Guarantors. The Partnership owns, directly or indirectly, 100% of the issued limited liability company interests in each of the Guarantors; such limited liability company interests of the Guarantors have been duly authorized and validly issued in accordance with the limited liability company agreement of such entity (collectively with the limited liability company agreement of the General Partner, referred to herein as the “General Partner Agreement,” and the Partnership Agreement, the “Organizational Agreements”) and the certificate of formation of such entity (collectively with the certificate of limited partnership of the Partnership, the certificate of formation of the General Partner, the certificate of incorporation and bylaws of Finance Corp and the Organizational Agreements, the “Organizational Documents”), and are fully paid (to the extent required under the Organizational Agreement of such entity) and nonassessable (except (i) in the case of an interest in a Delaware limited liability company, as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and (ii) in the case of an interest in a limited liability company formed under the laws of another domestic state, as such nonassessability may be affected by similar provisions of such state’s limited liability company statute, as applicable); and the Partnership owns such limited liability company interests free and clear of all Liens, except for those Liens securing obligations under the Partnership’s Second Amended and Restated Credit Agreement.

(q) No Other Subsidiaries. Other than the other Partnership Parties, Cardinal Gas Services, L.L.C., Utica East Ohio Midstream LLC (“Utica”), Jackalope Gas Gathering Services, L.L.C. (“Jackalope”) and Ranch Westex JV LLC (“Ranch”), the General Partner does not own and on the Closing Date will not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. Other than (i) the Partnership’s ownership of its 100% limited liability company interest in the OLLC, (ii) the OLLC’s ownership of 100% of the issued shares of capital stock of Finance Corp, (iii) the OLLC’s direct or indirect ownership of 100% of the limited liability company interest in each of the Guarantors, and (iv) the OLLC’s direct or indirect ownership of 66%, 49%, 50% and 33.33% of the limited liability company interests in the Cardinal, Utica, Jackalope and Ranch, respectively, neither the Partnership nor the OLLC owns, and on the Closing Date, neither will own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. Finance Corp was formed for the sole purpose of being a co-issuer of the Partnership’s debt securities and has no operating assets.

(r) No Preemptive Rights, Registration Rights or Options. Except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus and except for such rights as have been effectively waived or as provided in the Organizational Documents, there are no options, warrants, preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any capital stock, limited liability company interests, partnership interests or other equity interests in any Partnership Party. Neither the filing of the Registration Statement nor the offering or sale of the Securities as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership.

(s) Authority and Authorization. Each of the General Partner, the Issuers and the Guarantors has all requisite corporate, limited liability company or partnership power and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by the General Partner, the Issuers and the Guarantors.

(t) Enforceability of Other Agreements.

i. The Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a legal, valid and binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms;

ii. the General Partner Agreement has been duly authorized, executed and delivered by Access Midstream Ventures, L.L.C. (“Midstream Ventures”) and is a legal, valid and binding agreement of Midstream Ventures, enforceable against Midstream Ventures in accordance with its terms;

iii. the limited liability company agreement of the OLLC, as amended, has been duly authorized, executed and delivered by the Partnership and is a legal, valid and binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms; and

iv. the limited liability company agreement of each Guarantor (other than the OLLC) has been duly authorized, executed and delivered by the OLLC and is a legal, valid and binding agreement of the OLLC, enforceable against the OLLC in accordance with its terms;

except, in each case, as the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, any applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(u) Indenture. The Base Indenture has been duly authorized, executed and delivered by the Issuers and each Original Guarantor and, assuming that the Base Indenture has been duly authorized, executed and delivered by the Trustee, the Base Indenture is a legal, valid and binding agreement of the Issuers and each Original Guarantor, enforceable against the Issuers and each Original Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Third Supplemental Indenture has been duly authorized by each Issuer and Guarantor and, upon its execution and delivery by each of the Issuers and Guarantors, assuming that due authorization, execution and delivery by the Trustee, the Third Supplemental Indenture will constitute a legal, valid and binding agreement of the Issuers and Guarantors, enforceable against the Issuers and each Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(v) Notes. The Issuers have all requisite corporate or partnership power and authority to issue, sell and deliver the Notes. The Notes have been duly authorized by the Issuers, and when duly executed by the Issuers in accordance with the terms of the Indenture, assuming due authentication of the Notes by the Trustee, upon delivery to the Underwriters against payment therefor in accordance with the terms hereof, the Notes will be validly issued and will constitute legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(w) Guarantees. Each Guarantor has all requisite limited liability company power and authority to issue the Guarantees. The Guarantees have been duly authorized by each Guarantor and, when the Notes are duly executed, authenticated, issued, delivered and paid for pursuant to the applicable Indenture and this Agreement on the Closing Date, such Guarantees will have been validly issued and will constitute legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(x) Trust Indenture Act. The Indenture has been duly qualified under the 1939 Act and conforms in all material respects to the requirements of the 1939 Act and the rules and regulations applicable to an indenture that is qualified thereunder.

(y) No Conflicts. None of (i) the offering, issuance and sale of the Securities by the Issuers and the Guarantors as described in the Pricing Disclosure Package and the Prospectus, (ii) the execution, delivery and performance of the Operative Agreements by the Partnership Parties party hereto or thereto, as the case may be, or (iii) the consummation of the transactions contemplated by this Agreement or the Operative Agreements (A) conflicts or will conflict with, constitutes or will constitute a violation of, or constitutes or will constitute a change-of-control pursuant to the Organizational Documents, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default), a change-of-control or a Debt Repayment Triggering Event (as defined below) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Partnership Parties is a party or by which any of them or any of their respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental agency or body directed to any of the Partnership Parties or any of their respective properties in a proceeding to which any of them or their respective properties is a party or (D) results or will result in the creation or imposition of any Lien upon any property or assets of any of the Partnership Parties, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (B), (C) or (D), would (y) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (z) materially impair the ability of the Partnership Parties to consummate the transactions provided for in the Operative Agreements. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by any debtor.

(z) No Consents. No permit, consent, approval, authorization, order, registration, filing or qualification (“consent”) of or with any court, governmental agency or body having jurisdiction over any of the Partnership Parties or any of their respective properties or assets is required in connection with (i) the offering, issuance and sale of the Securities as described in the Pricing Disclosure Package and the Prospectus, (ii) the execution, delivery and performance of the Operative Agreements by the Partnership Parties party hereto or thereto, as the case may be or (iii) the consummation of the transactions contemplated by the Operative Agreements, except, (A) for consents required under the Exchange Act and applicable state securities or “Blue Sky” laws in connection with the purchase and distribution of the Securities by the Underwriters, (B) for such consents that have been, or prior to the Closing Date will be, obtained or made (C) for such consents that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Partnership Parties to consummate the transactions provided for in the Operative Agreements and (D) as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(aa) No Defaults. None of the Partnership Parties is (i) in violation of any of its Organizational Documents, (ii) in violation of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any order, judgment, decree or injunction of any court or governmental agency or body having jurisdiction over any of the Partnership Parties or any of their properties or assets or (iii) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which it is a party or by which it or any of its properties or assets may be bound, which breach, default or violation in the cases of clauses (ii) or (iii) would, if continued, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Partnership Parties to consummate the transactions provided for in the Operative Agreements. To the knowledge of the Partnership Parties, no third party to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the Partnership Parties is a party or by which any of them is bound or to which any of their properties is subject, is in breach, default or violation of any such agreement, which breach, default or violation, if continued, would reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Partnership Parties to consummate the transactions provided for in the Operative Agreements.

(bb) Conformity of Securities to Descriptions in the Registration Statement, the Pricing Disclosure Package and the Prospectus. The Securities and the Indenture conform in all material respects to the descriptions thereof contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(cc) Independent Public Accountants. PricewaterhouseCoopers LLP, who has certified or shall certify the audited financial statements of the Partnership included in the Registration Statement, the Pricing Disclosure Package and the Prospectus (or any amendment or supplement thereto), is, and was during the periods covered by such financial statements, an independent registered public accounting firm with respect to the Partnership Parties as required by the Securities Act and the Public Company Accounting Oversight Board.

(dd) Financial Statements. The historical financial statements (including the related notes and supporting schedules) included in the Registration Statement, the Pricing Disclosure Package and the Prospectus present fairly in all material respects the financial condition of the Partnership, as of the dates indicated, and comply as to form with the applicable accounting requirements of the Securities Act and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved. The summary historical financial information set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the captions “Summary—Summary Historical Financial and Operating Data” in the Registration Statement, the Pricing Disclosure Package and the Prospectus is fairly presented in all material respects and prepared on a basis consistent with the audited and unaudited historical financial statements from which it has been derived. There are no financial statements that are required to be included in the Registration Statement, any Preliminary Prospectus or the Prospectus that are not so included as required. The other financial information of the Partnership, the General Partner and their subsidiaries, including non-GAAP financial measures, if any, contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus has been derived from the accounting records of the Partnership Parties, and fairly presents in all material respects the information purported to be shown thereby.

(ee) No Material Adverse Change. None of the General Partner, the Issuers or the Guarantors has sustained, since the date of the latest audited financial statements included in the Registration Statement, the Pricing Disclosure Package and the Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, otherwise than as set forth or contemplated in the Registration Statement, the Pricing Disclosure Package and the

Prospectus and other than as would not reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Partnership Parties to consummate the transactions provided for in the Operative Agreements. Subsequent to the respective dates as of which information is given in the Registration Statement, the Pricing Disclosure Package and the Prospectus, in each case excluding any amendments or supplements to the foregoing made after the execution of this Agreement, there has not been (i) any material adverse change, or any development involving, individually or in the aggregate, a prospective material adverse change, in the condition, financial or otherwise, business, properties, management, financial condition, prospects, net worth or results of operations of the Partnership Parties taken as a whole, (ii) any transaction which is material to the Partnership Parties taken as a whole, other than transactions in the ordinary course of business as such business is described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, (iii) any dividend or distribution of any kind declared, paid or made on the equity interests of any of the Partnership Parties or (iv) any development that would reasonably be expected to materially impair the ability of the Partnership Parties to consummate the transactions provided for in the Operative Agreements, in each case other than as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(ff) Legal Proceedings or Contracts to be Described or Filed. There are no legal or governmental proceedings pending or, to the knowledge of the Partnership Parties, threatened, against any of the Partnership Parties, or to which any of the Partnership Parties is a party, or to which any of their respective properties is subject, that are required to be described in the Registration Statement, the Pricing Disclosure Package or the Prospectus that are not described as required by the Securities Act and the Exchange Act. There are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Registration Statement, the Pricing Disclosure Package or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required by the Securities Act and the Exchange Act. Each contract, document or other agreement described in the Registration Statement, the Pricing Disclosure Package or the Prospectus is in full force and effect and is valid and enforceable by and against the Partnership Parties, as the case may be, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as would not reasonably be expected to have a Material Adverse Effect. Statements made in the Registration Statement, the Pricing Disclosure Package and the Prospectus, insofar as they purport to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings or contracts and other documents, constitute accurate summaries of the terms of such statutes, rules and regulations, legal and governmental proceedings and contracts and other documents in all material respects.

(gg) Title to Properties. The Partnership Parties have good and indefeasible title to all real property (exclusive of easements, rights-of-ways and other similar instruments) and good title to all personal property described in the Registration Statement, the Pricing Disclosure Package and the Prospectus as owned by the

Partnership Parties, free and clear of all Liens and defects, except (i) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) those created, arising under or securing obligations under the Partnership’s Second Amended and Restated Credit Agreement, (iii) as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus or (iv) as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus; provided that, with respect to any real property and buildings held under lease by the Partnership Parties, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Partnership Parties taken as a whole as they have been used in the past as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus and are proposed to be used in the future as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(hh) Rights-of-Way. Each of the Partnership Parties has such easements, rights-of-way or other similar agreements from each person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, except for (i) qualifications, reservations and encumbrances as may be set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus and (ii) such rights-of-way that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; each of the Partnership Parties has, other than as set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus, fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, none of such rights-of-way contains any restriction that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Governmental Permits. Each of the Partnership Parties has such permits, consents, licenses, franchises, certificates and authorizations of governmental or regulatory authorities (“governmental permits”) as are necessary to own or lease its properties and to conduct its business in the manner described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, subject to such qualifications set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus and except for such governmental permits that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, each of the Partnership Parties is, and on the Closing Date will be, in compliance with the terms and conditions of, all such governmental permits, except where the failure so to comply would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; and no event has occurred that would prevent the governmental permits from being renewed or reissued or which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such governmental permit, except for such non-renewals, non-issuances, revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(jj) Books and Records. Each Partnership Party (i) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets and (ii) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with generally accepted accounting principles and to maintain accountability for its assets; (C) access to its assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(kk) Disclosure Controls and Procedures. (i) The Partnership has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the General Partner and each other Partnership Party, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

(ll) No Adverse Changes in Internal Controls. Since the date of the most recent balance sheet of the Partnership reviewed or audited by PricewaterhouseCoopers LLP, (i) none of the Partnership Parties is aware of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Partnership Parties to record, process, summarize and report financial data in any material respect, or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of any of the Partnership Parties and (ii) there have been no significant changes in internal controls or in other factors that has or could significantly and adversely affect internal controls.

(mm) Tax Returns. Each of the Partnership Parties has filed (or has obtained extensions with respect to) all material federal, state and local income and franchise tax returns required to be filed through the date hereof, which returns are complete and correct in all material respects, and has timely paid all taxes shown to be due pursuant to such returns, other than those taxes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and those that are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles.

(nn) Investment Company. None of the Partnership Parties is, nor after giving effect to the offering and sale of the Securities and application of the net proceeds from such sale as described in the Pricing Disclosure Package and the Prospectus under the caption “Use of Proceeds” will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(oo) Environmental Compliance. Except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, each of the Partnership Parties (i) is in compliance with any and all federal, state and local laws and regulations relating to the prevention of pollution or the protection of the environment or imposing liability or standards of conduct concerning any Hazardous Material (as hereinafter defined) (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as they are currently being conducted, (iii) has not received written or oral notice of any actual or potential liability under any Environmental Law, and (iv) is not a party to or affected by any pending or, to the knowledge of the Partnership Parties, threatened action, suit or proceeding relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Material, except where such noncompliance or deviation from that described in clauses (i) through (iv) above would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under any applicable Environmental Law. None of the Partnership Parties has received written notice that they are currently named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(pp) Sarbanes-Oxley Act of 2002. The Partnership and, to the knowledge of the Partnership Parties, the directors and officers of the General Partner in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder and the rules of the New York Stock Exchange that are effective and applicable to the Partnership.

(qq) No Labor Dispute. No labor dispute with the employees of the Partnership Parties exists or, to the knowledge of any of the Partnership Parties, is imminent or threatened that would reasonably be expected to have a Material Adverse Effect.

(rr) Insurance. The Partnership Parties maintain or are entitled to the benefits of insurance covering their properties, operations, personnel and businesses against such losses and risks, in such amounts and from such insurers as is commercially reasonable for the conduct of their respective businesses and the value of their respective properties. None of the Partnership Parties has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance. The Partnership Parties are in compliance with the terms of such policies in all material respects, and all such insurance is duly in full force and effect on the date hereof.

(ss) Litigation. Except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there is (i) no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, now pending or, to the knowledge of the Partnership Parties, threatened, to which any of the Partnership Parties is or may be a party or to which the business or property of any of the Partnership Parties is or may be subject, (ii) no injunction, restraining order or order of any nature issued by a federal or state court of competent jurisdiction to which any of the Partnership Parties is or may be subject, that, in the case of clauses (i) and (ii) above, is reasonably expected to (A) individually, or in the aggregate, have a Material Adverse Effect, (B) prevent or result in the suspension of the offer, issuance or sale of the Securities, or (C) call into question the validity of this Agreement or the performance by the Issuers and the Guarantors of their obligations under the Operative Agreements.

(tt) No Distribution of Other Offering Materials. None of the Partnership Parties has distributed and, prior to the later to occur of the Closing Date and completion of the distribution of the Securities, will not distribute, any offering material in connection with the offering and sale of the Securities other than the Registration Statement, the Pricing Prospectus, the Pricing Disclosure Package, the Prospectus and any Issuer Free Writing Prospectus to which the Representatives have consented in accordance with this Agreement.

(uu) No Unlawful Payments. None of the Partnership Parties nor, to the Partnership Parties’ knowledge, any director, officer, employee, agent or affiliate of any Partnership Party nor any other person associated with or acting on behalf of any Partnership Party has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices

Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Partnership Parties have instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(vv) Compliance with Money Laundering Laws. The operations of the Partnership Parties are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where any Partnership Party conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving any of the Partnership Parties with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Partnership Parties, threatened.

(ww) No Conflicts with Sanctions Laws. None of the Partnership Parties nor, to the Partnership Parties’ knowledge, any director, officer or employee, agent or affiliate of any Partnership Party is currently subject to any sanctions administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is any Partnership Party located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and no Partnership Party will directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past two years, no Partnership Party has knowingly engaged in or is now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions in violation of such Sanctions or with any Sanctioned Country in violation of such Sanctions.

(xx) Stabilization. The Partnership Parties have not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Issuers or facilitate the sale or resale of the Securities.

(yy) Statistical and Market-Related Data. All statistical or market-related data included in the Registration Statement, the Pricing Disclosure Package and the Prospectus are based on or derived from sources that the Partnership Parties believe to be reliable and accurate, and the Partnership Parties have obtained the written consent to the use of such data from such sources to the extent required.

(zz) FINRA Affiliations. To the knowledge of the Partnership Parties, there are no affiliations or associations between any member of FINRA and any of the General Partner’s officers or directors or the Partnership’s 5% or greater security holders, except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(aaa) Regulations T, U, X. None of the Partnership Parties or any of their respective subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(bbb) Distribution Restrictions. No subsidiary of the Partnership is currently prohibited, directly or indirectly, from paying any distributions to another Partnership Party, from making any other distribution on such subsidiary’s equity interests, from repaying to any other Partnership Party any loans or advances to such subsidiary from such Partnership Party or from transferring any of such subsidiary’s property or assets to another Partnership Party, except as prohibited under the Partnership’s Amended and Restated Credit Agreement.

(ccc) XBRL. The interactive data in eXtensbile Business Reporting Language incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

Any certificate signed by any officer of any Partnership Party and delivered to the Representatives or to counsel for the Underwriters pursuant to this Agreement shall be deemed a representation and warranty by such Partnership Party to each Underwriter as to the matters covered thereby.

4. Conditions to the Underwriters’ Obligations. The obligations of the Underwriters hereunder to purchase the Securities are subject to the accuracy, when made and on the Closing Date, of the representations and warranties of the Partnership Parties contained herein, to the accuracy of the statements of the General Partner, on behalf of the Partnership Parties made pursuant to the provisions hereof, to the performance by the Partnership Parties, jointly and severally, of their obligations hereunder and to each of the following additional conditions precedent:

(a) Registration Statement. The Registration Statement shall have been filed and shall have become effective under the Securities Act.

(b) Timely Filings. The Prospectus, and any supplement thereto, shall have been filed in the manner and within the time period required by Rule 424(b); any other material required to be filed by the Partnership pursuant to Rule 433(d) under the Securities Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Partnership Parties or any Underwriter, threatened by the Commission. No Prospectus or amendment or supplement to the Registration Statement, the Pricing Disclosure Package or the Prospectus shall have been filed to which the Representatives shall have reasonably objected in writing.

(c) No Changes. (i) None of the Partnership Parties shall have sustained, since the date of the latest audited financial statements included in the Pricing Disclosure Package and the Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than as set forth or contemplated in the Pricing Disclosure Package and the Prospectus, and (ii) since the respective dates as of which information is given in the Pricing Disclosure Package and the Prospectus, there shall not have been any change in the capitalization or long-term debt of any of the Partnership Parties or any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business, properties, management, operations or prospects of the Partnership Parties, taken as a whole, other than as set forth or contemplated in the Pricing Disclosure Package and the Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representatives so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Notes being delivered at the Closing Date on the terms and in the manner contemplated in the Pricing Disclosure Package and the Prospectus.

(d) Officers’ Certificate. The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of the General Partner:

(i) certifying that no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Partnership’s knowledge, threatened;

(ii) to the effect that the representations and warranties of the Partnership Parties contained in this Agreement are true and correct as of such Closing Date, and that the Partnership Parties have complied with all of the agreements and satisfied all of the conditions on their part to be performed or satisfied hereunder on or before such Closing Date; and

(iii) certifying that they have carefully examined the Registration Statement, the Prospectus and the Pricing Disclosure Package, as well as each electronic road show used in connection with the offering of the Securities, and, in their opinion (A) the Registration Statement, as of the most recent Effective Date, (B) the Prospectus, as of its date and on the Closing Date, or (C) the Pricing Disclosure Package, as of the Applicable Time, did not contain any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which they were made, except in the case of the Registration Statement) not misleading.

(e) Opinion of the Partnership’s Counsel. Latham & Watkins LLP shall have furnished to the Representatives its written opinion, negative assurance letter and opinion regarding certain tax matters, as counsel for the Partnership Parties, addressed to the Underwriters and dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, substantially in the forms attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3, respectively.

(f) Opinion of Oklahoma Counsel. Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. shall have furnished to the Representatives their written opinion, as special Oklahoma counsel for the Partnership Parties, addressed to the Underwriters and dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, substantially in the form attached hereto as Exhibit C.

(g) General Counsel Opinion. Regina Gregory shall have furnished to the Representatives her written opinion, as general counsel to the General Partner, addressed to the Underwriters and dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, substantially in the form attached hereto as Exhibit D.

(h) Delaware Counsel Opinion. Richards, Layton & Finger P.A. shall have furnished to the Representatives its written opinion, as special counsel to the Partnership, addressed to the Underwriters and dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, substantially in the form attached hereto as Exhibit E.

(i) Opinion of Underwriters’ Counsel. The Representatives shall have received from Baker Botts L.L.P., counsel for the Underwriters, such opinion, dated the Closing Date, with respect to the offer and sale of the Securities, the Registration Statement, the Prospectus and the Pricing Disclosure Package and other related matters as the Representatives may reasonably require, and the Partnership shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(j) Comfort Letters. The Underwriters shall have received, on the date hereof and the Closing Date, a letter or letters dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from PricewaterhouseCoopers LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus; provided that the letter delivered on the date hereof shall use a “cut-off date” within three business days of the date hereof and the letter delivered on the Closing Date shall use a “cut-off date” within two business days of the Closing Date.

(k) FINRA. FINRA shall not have raised any objection with respect to the fairness or reasonableness of the underwriting, or other arrangements of the transactions, contemplated hereby.

(l) Additional Information. The Partnership Parties shall have furnished to the Representatives at the Closing Date such further information, certificates and documents as the Representatives may reasonably request.

All such opinions, certificates, letters and documents mentioned above or elsewhere in this Agreement shall be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to the Representatives and to counsel for the Underwriters.

5. Covenants of the Partnership Parties. In addition to the agreements set forth elsewhere in this Agreement, the Partnership Parties, jointly and severally, covenant with each Underwriter as follows:

(a) Furnish Information. To furnish such information as may be required and otherwise to cooperate in qualifying the Securities for offering and sale under the securities or blue sky laws of such states or other jurisdictions as you may designate and to maintain such qualifications in effect so long as you may request for the distribution of the Securities; provided, however, that the Issuers shall not be required to qualify as a foreign corporation or foreign limited partnership or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the Securities); and to promptly advise you of the receipt by the Issuers of any notification with respect to the suspension of the qualification of the Securities for offer or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(b) Prospectus. The Partnership will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Securities Act, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Applicable Time or, to the extent not completed at the Applicable Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Partnership has advised you, prior to the Applicable Time, will be included or made therein. To make available to the Underwriters in New York City, as soon as practicable after this Agreement becomes effective, and thereafter from time to time to furnish to the Underwriters, as many copies of the Prospectus (or of the Prospectus as amended or supplemented if the Issuers shall have made any amendments or supplements thereto after the initial Effective Date of the Registration Statement) as the Underwriters may request for the purposes contemplated by the Securities Act; in case any Underwriter is required to deliver (whether physically or through compliance with Rule 172 under the Act or any similar rule), in connection with the sale of the Securities, a prospectus after the nine-month period referred to in Section 10(a)(3) of the Securities Act, the Issuers will prepare, at its expense, promptly upon request such amendment or amendments to the Registration Statement and the Prospectus as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Securities Act.

(c) Registration Statement. If, at any time during the period when a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 under the Securities Act or any similar rule) in connection with any sale of the Securities, the Registration Statement shall cease to comply with the requirements of the Securities Act with respect to eligibility for the use of the form on which the Registration Statement was filed with the Commission, to (i) promptly notify you, (ii) promptly file with the Commission a new registration statement under the Securities Act, relating to the Securities, or a post-effective amendment to the Registration Statement, which new registration statement or post-effective amendment shall comply with the requirements of the Securities Act and shall be in a form satisfactory to you, (iii) use its best efforts to cause such new registration statement or post-effective amendment to become effective under the Securities Act as soon as practicable, (iv) promptly notify you of such effectiveness and (v) take all other action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the Prospectus; all references herein to the Registration Statement shall be deemed to include each such new registration statement or post-effective amendment, if any.

(d) Commission Notices. To advise you promptly, confirming such advice in writing, of any request by the Commission for amendments or supplements to the Registration Statement, any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus or for additional information with respect thereto, or of notice of institution of proceedings for, or the entry of a stop order, suspending the effectiveness of the Registration Statement and, if the Commission should enter a stop order suspending the effectiveness of the Registration Statement, to use its reasonable best efforts to obtain the lifting or removal of such order as soon as practicable; to advise you promptly of any proposal to amend or supplement the Registration Statement, any Preliminary Prospectus or the Prospectus, and to provide you and Underwriters’ counsel copies of any such documents for review and comment a reasonable amount of time prior to any proposed filing and to file no such amendment or supplement to which you shall reasonably object in writing.

(e) Exchange Act Reports. To file promptly all reports and documents and any preliminary or definitive proxy or information statement required to be filed by the Issuers with the Commission in order to comply with the Exchange Act for so long as a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 under the Securities Act or any similar rule) in connection with any sale of the Securities.

(f) Pricing Disclosure Package. If the Pricing Disclosure Package is being used to solicit offers to buy the Securities at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Pricing Disclosure Package in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Pricing Disclosure Package conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Pricing Disclosure Package to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Pricing Disclosure Package so that the statements in the Pricing Disclosure Package as so amended or supplemented will not, in the light of the circumstances when the Pricing Disclosure Package is delivered to a prospective purchaser, be misleading or so that the Pricing Disclosure Package, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Pricing Disclosure Package, as amended or supplemented, will comply with applicable law.

(g) Prospectus. To advise the Underwriters promptly of the happening of any event within the period during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 under the Securities Act or any similar rule) in connection with any sale of the Securities, which event could require the making of any change in the Prospectus then being used so that the Prospectus would not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and to advise the Underwriters promptly if, during such period, it shall become necessary to amend or supplement the Prospectus to cause the Prospectus to comply with the requirements of the Securities Act, and, in each case, during such time, subject to Section 5(d) hereof, to prepare and furnish, at the Issuers’ expense, to the Underwriters promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change or to effect such compliance.

(h) Review of Amendments. At any time during the period when a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 under the Securities Act or any similar rule) in connection with any sale of the Securities, before amending or supplementing the Registration Statement, the Pricing Disclosure Package or the Prospectus, including through any report filed under the Exchange Act, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(i) Final Term Sheet and Issuer Free Writing Prospectuses. (i) To prepare a final term sheet, containing a description of the final terms of the Securities and the offering thereof, in the form approved by the Representatives and attached as Exhibit A hereto, and to file such term sheet pursuant to Rule 433 of the Securities Act within the time required by such rule and (ii) not to make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Representatives.

(j) Earnings Statement. To make generally available to the Partnership’s security holders and to you as soon as reasonably practicable, but in any event not later than fifteen (15) months after the date of the Prospectus, an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Partnership occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act.

(k) Copies. To furnish to you three copies of the Registration Statement, the Prospectus and the Pricing Disclosure Package, each as initially filed with the Commission, and of all amendments thereto (including all exhibits thereto) and sufficient copies of the foregoing (other than exhibits) for distribution of a copy to each of the other Underwriters.

(l) Financial Statements. To furnish to you as early as practicable prior to the Closing Date, but not later than two business days prior thereto, a copy of the latest available unaudited interim and monthly consolidated financial statements, if any, of the Partnership and the Subsidiaries which have been read by the Partnership’s independent registered public accountants, as stated in their letter to be furnished pursuant to Section 4(j) hereof.

(m) Restriction on Sale of Securities. For a period of 45 days after the date hereof, no Issuer nor any Guarantor will, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by the Issuers or such Guarantor and having a maturity of more than one year from the date of issue or any securities convertible into or exchangeable or exercisable for any such securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to Lock-Up Securities or publicly disclose the intention to take any such action, without the prior written consent of the Representatives.

(n) Press Release. Prior to the Closing Date, to issue no press release or other communication directly or indirectly and hold no press conferences with respect to the Issuers or any of their subsidiaries, the financial condition, results of operations, business, properties, assets, or liabilities of the Partnership or any of its subsidiaries, or the offering of the Securities, without your prior consent.

(o) No Other Prospectus. Not, at any time at or after the execution of this Agreement, to, directly or indirectly, offer or sell any Securities by means of any “prospectus” (within the meaning of the Securities Act), or use any “prospectus” (within the meaning of the Securities Act) in connection with the offer or sale of the Securities, in each case other than the Pricing Disclosure Package and the Prospectus.

(p) Use of Proceeds. The Issuers will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the Pricing Disclosure Package and the Prospectus and, except as disclosed in the Pricing Disclosure Package and the Prospectus, the Issuers do not intend to use any of the proceeds from the sale of the Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(q) Absence of Manipulation. In connection with the offering, neither the Issuers, the Guarantors nor any of their affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Securities or attempt to induce any person to purchase any Securities; and neither it nor any of their affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Securities.

(r) Covenant to Pay Costs. The Partnership Parties agree, jointly and severally, to pay all costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, each Preliminary Prospectus, the Pricing Disclosure Package, the Prospectus, each Issuer Free Writing Prospectus and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Underwriters and to dealers (including costs of mailing and shipment), (ii) the registration, sale and delivery of the Securities including any transfer taxes and stamp or similar duties payable upon the sale or delivery of the Securities to the Underwriters, (iii) the producing, word processing and/or printing of this Agreement, any Agreement Among Underwriters, any dealer agreements, the Indenture and any other closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to the Underwriters and (except closing documents) to dealers (including costs of mailing and shipment), (iv) the qualification of the Securities for offering and sale under state or foreign laws and the determination of their eligibility for investment under state or foreign law (including the legal fees and filing fees and other disbursements of counsel for the Underwriters) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Underwriters and to dealers, (v) any fees charged by investment rating agencies for the rating of the Securities, (vi) any filing for review of the public offering of the Securities by FINRA, including the filing fees and up to $20,000 in legal fees of counsel to the Underwriters relating to FINRA matters, (vii) the fees and expenses of the Trustee and paying agent (including related fees and expense of any counsel for such parties), (viii) the costs and expenses of the Partnership Parties relating to presentations or meetings undertaken in connection with the marketing of the offering and sale of the Securities to prospective investors and the Underwriters’ sales forces, (ix) the costs and expenses of qualifying the Securities for inclusion in the book-entry settlement system of the DTC and (x) the performance of the Partnership Parties’ other obligations hereunder.

It is understood, however, that except as otherwise provided in this Section 5(r), Section 7 or Section 9 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on any resale of the Securities by any Underwriter, any advertising expenses connected with any offers they may make and the transportation and other expenses incurred by the Underwriters on their own behalf in connection with presentations to prospective purchasers of the Securities.

6. Reimbursement of the Underwriters’ Expenses. If, after the execution and delivery of this Agreement, the Securities are not delivered for any reason other than the termination of this Agreement pursuant to clauses (i), (iii), (iv) or (v) of Section 7(b) hereof or the default by one or more of the Underwriters in its or their respective obligations hereunder, the Partnership Parties shall, in addition to paying the amounts described in Section 5(r) hereof, jointly and severally, reimburse the Underwriters for all of their out-of-pocket expenses, including the fees and disbursements of their counsel, reasonably incurred by them in connection with this Agreement and the transactions it contemplates.

7. Effective Date of Agreement; Termination.

(a) This Agreement shall become effective when the parties hereto have executed and delivered this Agreement.

(b) The obligations of the several Underwriters hereunder shall be subject to termination in the absolute discretion of the Representatives, if since the time of execution of this Agreement, there shall have occurred: (i) a suspension or material limitation in trading in securities generally on the NYSE; (ii) a suspension or material limitation in trading in the Partnership’s securities on the NYSE, other than in the circumstances described in clause (i) above; (iii) a general moratorium on commercial banking activities declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) an outbreak or escalation of hostilities or acts of terrorism involving the United States or a declaration by the United States of a national emergency or war; or (v) any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v), in the sole judgment of the Representatives, makes it impractical or inadvisable to proceed with the public offering or the delivery of the Securities on the terms and in the manner contemplated in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

(c) If the Representatives elect to terminate this Agreement as provided in this Section 7, the Partnership and each other Underwriter shall be notified promptly in writing.

(d) If the sale to the Underwriters of the Securities, as contemplated by this Agreement, is not carried out by the Underwriters for any reason permitted under this Agreement, or if such sale is not carried out because the Partnership Parties shall be unable to comply with any of the terms of this Agreement, the Partnership Parties shall not be under any obligation or liability to the Underwriters under this Agreement (except to the extent provided in Sections 5(r), 6 and 9) and the Underwriters shall not be under any obligation or liability to the Partnership Parties under this Agreement (except to the extent provided in Section 9 hereof) or to one another hereunder.

8. Increase in Underwriters’ Commitments.

(a) Subject to Sections 4 and 7 hereof, if any Underwriter shall default in its obligation to take up and pay for the Securities to be purchased by it hereunder (otherwise than for a failure of a condition set forth in Section 4 hereof or a reason sufficient to justify the termination of this Agreement under the provisions of Section 7 hereof) and if the number of Securities which all Underwriters so defaulting shall have agreed but failed to take up and pay for does not exceed 10% of the total principal amount of the Securities, the non-defaulting Underwriters (including the Underwriters, if any, substituted in the manner set forth below) shall take up and pay for (in addition to the aggregate principal amount of Securities they are obligated to purchase pursuant to Section 1 hereof) the principal amount of Securities agreed to be purchased by all such defaulting Underwriters, as hereinafter provided. Such Securities shall be taken up and paid for by such non-defaulting Underwriters in such amount or amounts as you may designate with the consent of each Underwriter so designated or, in the event no such designation is made, such Securities shall be taken up and paid for by all non-defaulting Underwriters pro rata in proportion to the aggregate principal amount of Securities set forth opposite the names of such non-defaulting Underwriters in Schedule I.

(b) If the aggregate principal amount of Securities which the defaulting Underwriter or Underwriters agreed to purchase exceeds 10% of the total principal amount of Securities which all Underwriters agreed to purchase hereunder, and if neither the non-defaulting Underwriters nor the Issuers shall make arrangements within the five business day period stated above for the purchase of all the Securities which the defaulting Underwriter or Underwriters agreed to purchase hereunder, this Agreement shall terminate without further act or deed and without any liability on the part of the Issuers to any Underwriter and without any liability on the part of any non-defaulting Underwriter to the Issuers. Nothing in this paragraph, and no action taken hereunder, shall relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

9. Indemnity and Contribution.

(a) The Partnership Parties, jointly and severally, agree to indemnify, defend and hold harmless each Underwriter, its partners, directors, officers, employees, agents and members, any person who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and any “affiliate” (within the meaning of Rule 405 under the Securities Act) of such Underwriter, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, any such Underwriter or any such person may incur under the Securities Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Issuers) or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning such Underwriter furnished in writing by or on behalf of such Underwriter through you to the Issuers expressly for use in, the Registration Statement or arises out of or is based upon any omission or alleged omission to state a material fact in the Registration Statement in connection with such information, which material fact was required to be stated in such Registration Statement or was necessary to make such information not misleading or (ii) any untrue statement or alleged untrue statement of a material fact included in any Prospectus (the term Prospectus for the purpose of this Section 9(a) being deemed to include any Preliminary Prospectus, the Pricing Disclosure Package, the Prospectus, any Issuer Free Writing Prospectus and any amendments or supplements to the foregoing) or in any “issuer information” (as defined in Rule 433 under the Securities Act) of the Issuers or arises out of or is based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, with respect to such Prospectus, insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact included in, and in conformity with information concerning such Underwriter furnished in writing by or on behalf of such Underwriter through you to the Issuers expressly for use in, such Prospectus or arises out of or is based upon any omission or alleged omission to state a material fact in such Prospectus in connection with such information, which material fact was not included in such information and which material fact was necessary in order to make the statements in such information, in the light of the circumstances under which they were made, not misleading. The Partnership Parties, jointly and severally, agree to reimburse such indemnified person for any legal or other expenses reasonably incurred by such indemnified person in connection with investigating, preparing or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such indemnified person is a party thereto) whether threatened or commenced and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred, except with respect to the Registration Statement or such Prospectus insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact included in, and in conformity with information concerning such Underwriter furnished in writing by or on behalf of such Underwriter through you to the Issuers expressly for use in the Registration Statement or such Prospectus in connection with such information, which material fact was not included in such information and which material fact was necessary in order to make the statements in such information, in the case of such Prospectus, in the light of the circumstances under which they were made, not misleading.

(b) Each Underwriter, severally and not jointly, agrees to indemnify, defend and hold harmless each Partnership Party and each of their respective directors and officers who signed the Registration Statement and any person who controls such Partnership Party, as applicable, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Partnership Parties or any such person may incur under the Securities Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning such Underwriter furnished in writing by or on behalf of such Underwriter through you to the Issuers expressly for use in, the Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Issuers), or arises out of or is based upon any omission or alleged omission to state a material fact in such Registration Statement in connection with such information, which material fact was required to be stated in such Registration Statement or was necessary to make such information not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning such Underwriter furnished in writing by or on behalf of such Underwriter through you to the Issuers expressly for use in, the any Preliminary Prospectus, the Pricing Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus, or arises out of or is based upon any omission or alleged omission to state a material fact in any Preliminary Prospectus, the Pricing Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus in connection with such information, which material fact was necessary in order to make the statements in such information, in the light of the circumstances under which they were made, not misleading.

(c) If any action, suit or proceeding (each, a “Proceeding”) is brought against a person (an “indemnified party”) in respect of which indemnity may be sought against the Partnership Parties or an Underwriter (as applicable, the “indemnifying party”) pursuant to subsection (a) or (b), respectively, of this Section 9, such indemnified party shall promptly notify such indemnifying party in writing of the institution of such Proceeding and such indemnifying party shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party) and payment of all fees and expenses, whereupon the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the failure to so notify such indemnifying party shall not relieve such indemnifying party from any liability which such indemnifying party may have to any indemnified party or otherwise, except to the extent that the indemnifying party has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure, but shall not relieve the indemnifying party from its obligation to provide reimbursement and contribution except to the extent so prejudiced. If such indemnified party shall have been advised by counsel that there are one or more defenses available to it that are in conflict with those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party), the payment of all fees and expenses of such indemnified party’s counsel shall be borne by the indemnifying party; provided, however, that such indemnifying party shall not be liable for the fees and expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding. The indemnifying party shall not be liable for any settlement of any Proceeding effected without its written consent but, if settled with its written consent, such indemnifying party agrees to indemnify and hold harmless the indemnified party or parties from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have assumed control of the defense as contemplated by the second sentence of this Section 9(c), then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have fully reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault or culpability or a failure to act by or on behalf of such indemnified party.

(d) If the indemnification provided for in this Section 9 is unavailable to an indemnified party under subsections (a) or (b) of this Section 9 or insufficient to hold an indemnified party harmless in respect of any losses, damages, expenses, liabilities or claims referred to therein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership Parties on the one hand and the Underwriters on the other hand from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Partnership Parties on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Partnership Parties on the one hand and the Underwriters on the other hand shall be deemed to be in the same respective proportions as the net proceeds received by the Issuers (net of underwriting discounts and commissions but before deducting expenses) from the offering of the Securities purchased under this Agreement, and the total underwriting discounts and commissions received by the Underwriters, bear to the aggregate public offering price of the Securities, in each case as described in the Prospectus. The relative fault of the Partnership Parties on the one hand and of the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Partnership Parties on the one hand or by the Underwriters on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to in this subsection shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any Proceeding.

(e) The Partnership Parties and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in subsection (c) above. Notwithstanding the provisions of this Section 9, (i) no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by such Underwriter and distributed to the public were offered to the public exceeds the amount of any damage which such Underwriter has otherwise been required to pay by reason of such untrue statement or alleged untrue statement or omission or alleged omission and (ii) in no case shall the Partnership be required to contribute any amount in excess of the aggregate net proceeds received by the Issuers (after deducting underwriting discounts and commissions but before deducting offering expenses), from the offering of the Securities purchased under this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 9 are several in proportion to their respective underwriting commitments and not joint.

(f) The indemnity and contribution agreements contained in this Section 9 and the covenants, warranties and representations of the Partnership Parties contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of any Underwriter and its partners, directors, officers, employees, agents or members or any person (including each partner, officer, director, employee or member of such person) who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and any affiliate of such Underwriter or by or on behalf of the Partnership Parties, their respective directors, employees or officers or any person who controls the Partnership Parties within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the sale and delivery of the Securities. Each Partnership Party and each Underwriter agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the Partnership Parties, against any of their respective officers, employees or directors in connection with the offering and sale of the Securities, or in connection with the Registration Statement, the Pricing Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus. The remedies contained in this Section 9 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any indemnified party.

10. Information Furnished by the Underwriters. The information in the “Underwriting” section, only insofar as such statements relate to stabilization activities that may be undertaken by the Underwriters, constitutes the only information furnished by or on behalf of the Underwriters for use in the Registration Statement, any Preliminary Prospectus, the Pricing Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus, as such information is referred to in Sections 3 and 9 hereof.

11. Notices. Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing or by facsimile and, if to the Underwriters, shall be sufficient in all respects if delivered or sent to, (i) if to the Underwriters: Wells Fargo Securities, LLC, Attn: Client Support, 550 S. Tryon Street, 7th Floor, Charlotte, North Carolina 28202, Attention: Transaction Management Department (facsimile 704-383-9165); and (ii) if to the Partnership Parties: Access Midstream Partners, L.P., 525 Central Park Drive, Oklahoma City, Oklahoma 73105, Attention: Chief Executive Officer (facsimile 405-879-6111).

12. Governing Law; Construction. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

13. Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Partnership Parties consent to the jurisdiction of such courts and personal service with respect thereto. The Partnership Parties each hereby consent to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against any Underwriter or any indemnified party. Each Underwriter and the Partnership Parties (on its behalf and, to the extent permitted by applicable law, on behalf of its equity owners and affiliates) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Partnership Parties agree that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Partnership Parties and may be enforced in any other courts to the jurisdiction of which the Partnership Parties are or may be subject, by suit upon such judgment.

14. Parties at Interest. The Agreement herein set forth has been and is made solely for the benefit of the Underwriters and the Partnership Parties and to the extent provided in Section 9 hereof, the controlling persons, partners, directors, officers, employees, agents, members and affiliates referred to in such Section, and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from any of the Underwriters) shall acquire or have any right under or by virtue of this Agreement.

15. No Fiduciary Relationship. The Partnership Parties hereby acknowledge that the Underwriters are acting solely as underwriters in connection with the purchase and sale of the Securities. The Partnership Parties further acknowledge that the Underwriters are acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that the Underwriters act or be responsible as a fiduciary to the Partnership Parties, their respective management, partners, members or creditors or any other person in connection with any activity that the Underwriters may undertake or have undertaken in furtherance of the purchase and sale of the Partnership’s securities, either before or after the date hereof. The Underwriters hereby expressly disclaim any fiduciary or similar obligations to the Partnership Parties, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Partnership Parties hereby confirm their understanding and agreement to that effect. The Partnership Parties and the Underwriters agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Underwriters to the Partnership Parties regarding such transactions, including, but not limited to, any opinions or views with respect to the price or market for the Partnership’s securities, do not constitute advice or recommendations to the Partnership Parties. The Partnership Parties and the Underwriters agree that the Underwriters are acting as principal and not the agent or fiduciary of the Partnership Parties, and no Underwriter has assumed, and none of them will assume, any advisory responsibility in favor of the Partnership Parties with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Underwriter has advised or is currently advising the Partnership Parties on other matters). The Partnership Parties hereby waive and release, to the fullest extent permitted by law, any claims that the Partnership Parties may have against the Underwriters with respect to any breach or alleged breach of any fiduciary, advisory or similar duty to the Partnership Parties in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.

16. PATRIOT Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Partnership Parties, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

17. Counterparts. This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

18. Successors and Assigns. This Agreement shall be binding upon the Underwriters and the Partnership Parties and their successors and assigns and any successor or assign of any substantial portion of the Partnership Parties and any of the Underwriters’ respective businesses and/or assets.

[signature pages follow]

If the foregoing correctly sets forth the agreement among the Partnership Parties and the Underwriters, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

ACCESS MIDSTREAM PARTNERS, L.P.

By:	Access Midstream Partners GP, L.L.C.,
its general partner

By:	/s/ J. Mike Stice
Name: J. Mike Stice
Title: Chief Executive Officer

ACMP FINANCE CORP.

By:	/s/ J. Mike Stice
Name: J. Mike Stice
Title: Chief Executive Officer

GUARANTORS

ACCESS MLP OPERATING, L.L.C.
ACCESS MIDSTREAM GAS SERVICES, L.L.C.
OKLAHOMA MIDSTREAM GAS SERVICES, L.L.C.
TEXAS MIDSTREAM GAS SERVICES, L.L.C.
PONDER MIDSTREAM GAS SERVICES, L.L.C.
MAGNOLIA MIDSTREAM GAS SERVICES, L.L.C.
BLUESTEM GAS SERVICES, L.L.C.
APPALACHIA MIDSTREAM SERVICES, L.L.C.
ACCESS PERMIAN MIDSTREAM, L.L.C.
ACCESS WEST TEXAS PROCESSING, L.L.C.
LOUISIANA MIDSTREAM GAS SERVICES, L.L.C.
MOCKINGBIRD MIDSTREAM GAS SERVICES, L.L.C.
UTICA GAS SERVICES, L.L.C.
ACCESS COMPRESSION, L.L.C.

By:	/s/ Dave Shiels
Name: Dave Shiels
Title: Chief Financial Officer

Signature page to Underwriting Agreement

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

WELLS FARGO SECURITIES, LLC

By:	/s/ Rob McLean
Name: Rob McLean
Title: Vice President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Justin Tichauer
Name: Justin Tichauer
Title: Director

GOLDMAN, SACHS & CO.

By:	/s/ Michael Hickey
Name: Michael Hickey
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Jay D. Horine
Name: Jay D. Horine
Title: Managing Director

MITSUBISHI UFJ SECURITIES (USA), INC.

By:	/s/ Brian Cogliandro
Name: Brian Cogliandro
Title: Managing Director

Signature page to Underwriting Agreement

RBC CAPITAL MARKETS, LLC

By:	/s/ J. Scott Schlossel
Name: J. Scott Schlossel
Title: Managing Director

Acting on behalf of themselves and as the Representatives of the several Underwriters

Signature page to Underwriting Agreement

SCHEDULE I

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$134,999,000
Citigroup Global Markets Inc.	$63,000,000
Goldman, Sachs & Co.	$63,000,000
J.P. Morgan Securities LLC	$63,000,000
Mitsubishi UFJ Securities (USA), Inc.	$63,000,000
RBC Capital Markets, LLC	$63,000,000
Barclays Capital Inc.	$20,833,000
BBVA Securities Inc.	$20,833,000
Credit Agricole Securities (USA) Inc.	$20,833,000
DNB Markets, Inc.	$20,833,000
Morgan Stanley & Co. LLC	$20,833,000
RBS Securities Inc.	$20,833,000
Scotia Capital (USA) Inc.	$20,833,000
SunTrust Robinson Humphrey, Inc.	$20,833,000
U.S. Bancorp Investments, Inc.	$20,833,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated.	$14,063,000
Capital One Securities, Inc.	$14,063,000
Comerica Securities, Inc.	$14,063,000
Credit Suisse Securities (USA) LLC.	$14,063,000
Deutsche Bank Securities Inc.	$14,063,000
SMBC Nikko Securities America, Inc.	$14,063,000
TD Securities (USA) LLC.	$14,063,000
UBS Securities LLC.	$14,063,000
Total	$750,000,000

SCHEDULE II

Guarantors

Access MLP Operating, L.L.C., a Delaware limited liability company (the “OLLC”)

Appalachia Midstream Services, L.L.C., an Oklahoma limited liability company (“Appalachia”)

Bluestem Gas Services, L.L.C., an Oklahoma limited liability company (“Bluestem”)

Access Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“AMGS”)

Oklahoma Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“OMGS”)

Texas Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“TMGS”)

Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“MMGS”)

Access Permian Midstream, L.L.C., an Oklahoma limited liability company (“APM”)

Ponder Midstream Gas Services, L.L.C., a Delaware limited liability company (“PMGS”)

Access West Texas Processing, L.L.C., an Oklahoma limited liability company (“AWT”)

Louisiana Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“LMGS”)

Mockingbird Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“MOGS”)

Utica Gas Services, L.L.C., an Oklahoma limited liability company (“UGS”)

Access Compression, L.L.C., an Oklahoma limited liability company (“AC”)

SCHEDULE III

Issuer Free Writing Prospectuses (included in the Pricing Disclosure Package)

Final term sheet, dated March 4, 2014, substantially in the form attached hereto as Exhibit A.

Exhibit A

ISSUER FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Registration Statement No. 333-185398

March 4, 2014

Access Midstream Partners, L.P.

ACMP Finance Corp.

$750,000,000 4.875 % Senior Notes due 2024

Pricing Term Sheet

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated March 4, 2014 relating to these securities. Certain terms reflected in such preliminary prospectus are superseded by the information provided below.

Issuers:	Access Midstream Partners, L.P.
ACMP Finance Corp.
Guarantors:	All existing subsidiaries (other than Cardinal Gas Services, L.L.C., Jackalope Gas Gathering Services, L.L.C. and ACMP Finance Corp.) and certain future subsidiaries
Security Description:	4.875% Senior Notes due 2024
Distribution:	SEC Registered
Principal Amount:	$750,000,000*
Maturity:	March 15, 2024
Coupon:	4.875%
Public Offering Price:	100.000%, plus accrued and unpaid interest from March 7, 2014
Net Proceeds Before Expenses:	$742,500,000
Yield to Maturity:	4.875%
Interest Payment Dates:	March 15 and September 15
Commencing:	September 15, 2014
Equity Clawback	35% before March 15, 2017 at 104.875%
Callable, on or after the following dates, and at the following prices:

Optional Redemption:	Date March 15, 2019 March 15, 2020 March 15, 2021 March 15, 2022 and thereafter	Price 102.438% 101.625% 100.813% 100.000%

Make-Whole:	T+50 bps prior to March 15, 2019
Change of Control:	Investor put at 101% of principal plus accrued interest
CUSIP:	00434N AB1
ISIN:	US00434NAB10
Minimum Allocations:	$2,000
Increments:	$1,000
Trade Date:	March 4, 2014
Settlement Date:	March 7, 2014 (T + 3)
Joint Book Runners:	Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC

Senior Co-Managers:	Barclays Capital Inc.
BBVA Securities Inc.
Credit Agricole Securities (USA) Inc.
DNB Markets, Inc.
Morgan Stanley & Co. LLC
RBS Securities Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Capital One Securities, Inc.
Comerica Securities, Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
UBS Securities LLC

*	Additional changes to the preliminary prospectus supplement

The aggregate principal amount of notes to be issued in the offering increased from $600.0 million to $750.0 million. The net proceeds received from the increased amount of $750.0 million will be used to repay borrowings outstanding under our revolving credit facility, including amounts incurred to fund the purchase price of and certain expenses relating to the MidCon Acquisition (once incurred), and for general partnership purposes, including funding working capital, the Partnership’s capital expenditure program and acquisitions

Use of Proceeds

We expect to receive net proceeds of approximately $742.3 million from the sale of the notes after deducting underwriting discounts and estimated offering expenses.

Capitalization

The “As Adjusted” column is amended to show (in thousands), Cash and cash equivalents of $416,029, Total debt of $3,660,164 and Total capitalization of $8,012,954.

The issuers have filed a registration statement (including a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement and other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at (800) 326-5897, Citigroup Global Markets Inc. toll-free at (800) 831-9146, Goldman, Sachs & Co. toll-free at (866) 471-2526, J.P. Morgan Securities LLC toll-free at (866) 803-9204, Mitsubishi UFJ Securities (USA), Inc. toll-free at (877) 649-6848 or RBC Capital Markets, LLC toll-free at (866) 375-6829.

EXHIBIT B-1

FORM OF OPINION OF LATHAM & WATKINS LLP

(COUNSEL TO THE PARTNERSHIP)

[To be provided to the Underwriters.]

Exhibit B-2

FORM OF NEGATIVE ASSURANCE LETTER OF LATHAM & WATKINS LLP

[To be provided to the Underwriters.]

EXHIBIT B-3

FORM OF TAX OPINION OF LATHAM & WATKINS LLP

[To be provided to the Underwriters.]

EXHIBIT C

FORM OF OPINION OF OKLAHOMA COUNSEL

[To be provided to the Underwriters.]

EXHIBIT D

FORM OF GENERAL COUNSEL OPINION

[To be provided to the Underwriters.]

EXHIBIT E

FORM OF OPINION OF RICHARDS, LAYTON & FINGER P.A.

[To be provided to the Underwriters.]